Exhibit 5.1

MAYER, BROWN, ROWE & MAW

190 SOUTH LA SALLE STREET

CHICAGO, ILLINOIS 60603-3441
MAIN TELEPHONE
(312) 782-0600
MAIN FAX
(312) 701-7711

December 6, 2002

AmeriVest Properties Inc.
1780 South Bellaire, Suite 515
Denver, CO 80222

Gentlemen:

We have acted as special counsel to AmeriVest Properties Inc., a Maryland corporation (“AmeriVest”), in connection with the preparation of AmeriVest’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, concerning registration of 750,000 shares of common stock, $.001 par value per share (the “Common Stock”), of AmeriVest for the purpose of the sale of such Common Stock by the stockholders identified in the Registration Statement. The stockholders will acquire such Common Stock from AmeriVest upon the exercise of 750,000 warrants (the “Warrants”) entitling such stockholders to purchase one share of Common Stock per Warrant at an exercise price of $5.00 per share (the “Exercise Price”).

As special counsel to AmeriVest, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, AmeriVest’s Articles of Incorporation and Bylaws, resolutions of AmeriVest’s Board of Directors and committees thereof (the “Board”) and such AmeriVest records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of officers of AmeriVest. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that (i) the Common Stock has been duly authorized and (ii) when and if (A) the Warrants are exercised in accordance with their terms and the Exercise Price is paid to AmeriVest and (B) the Common Stock is delivered in the manner described in the Registration Statement, the Common Stock will be legally issued, fully paid and nonassessable.

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our English partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW

AmeriVest Properties Inc.
December 6, 2002

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

Sincerely,

/s/    MAYER, BROWN, ROWE & MAW